UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.          )

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SEABOARD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEABOARD CORPORATION

9000 West 67th Street
Merriam, Kansas 66202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2017

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Westin Waltham, 70 3rd Avenue, Waltham, Massachusetts, on Monday, April 24, 2017, commencing at 1:30 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.	Elect five directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Advisory vote to approve the compensation of Seaboard’s named executive officers, as disclosed in Seaboard’s proxy statement for the 2017 Annual Meeting of Stockholders;
3.	Advisory vote to determine the frequency of the stockholder advisory votes to approve the compensation of Seaboard’s named executive officers;
4.	Approve the Seaboard Corporation Executive Incentive Plan; and
5.	Ratify the appointment of KPMG LLP as the independent auditors of Seaboard for the year ending December 31, 2017;
6.	Transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on February 24, 2017, as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.

By order of the Board of Directors,

David M. Becker,
Senior Vice President, General Counsel and Secretary

March 10, 2017

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

IMPORTANT NOTICE Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on April 24, 2017

This notice of annual meeting and accompanying proxy materials are available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting.

Our Company’s Proxy Statement, Annual Report and other proxy materials to Stockholders are available at:
https://www.seaboardcorp.com/investors (under “Investor Center”)

SEABOARD CORPORATION
9000 West 67th Street
Merriam, Kansas 66202

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2017

March 10, 2017

Date, Time and Place of the Meeting

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Seaboard Corporation (“Seaboard”) to be held on Monday, April 24, 2017, commencing at 1:30 p.m., local time, and at any adjournment thereof. The meeting is called for the purposes set forth in the foregoing Notice of Annual Meeting, and will be held at the Westin Waltham, 70 3rd Avenue, Waltham, Massachusetts. You may obtain directions to the location of the annual meeting by calling us at (913) 676‑8800.

Stockholders Entitled to Vote at the Meeting

Stockholders of record as of the close of business on the February 24, 2017 record date are entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. Seaboard had 1,170,550.24 shares of common stock, $1.00 par value, outstanding and entitled to vote as of the record date. Each such share of common stock is entitled to one vote on each matter properly to come before the annual meeting. This proxy statement and the enclosed form of proxy were first sent or given to stockholders on or about March 10, 2017.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A majority of our outstanding shares of common stock on the record date, or 585,275.24 shares, will be needed to establish a quorum for the annual meeting. Votes cast at the annual meeting will be tabulated by persons duly appointed to act as inspectors of election and voting for the annual meeting. The inspectors of election and voting will treat shares represented by a properly signed and returned proxy as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors will treat shares of stock represented by proxies reflecting one or more “broker non‑votes” as present for purposes of determining a quorum. Broker non‑votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote with respect to one or more matters; (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity; and (iii) the record holder has indicated on the proxy card or otherwise notified Seaboard that it does not have authority to vote such shares on such matter or matters.

Attending the Meeting and Voting in Person

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of ownership may be required for you to be admitted to the meeting. A recent brokerage statement and letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting by Proxy

The Board of Directors solicits your proxy in the form enclosed for use at the annual meeting. You may vote your shares by completing the proxy card with your vote, signature and date, and returning it by mail in the envelope provided, or you can follow the instructions on the proxy card to cast your vote via the Internet or telephone. Any stockholder giving a proxy in accordance with the enclosed form may revoke it at any time before it is exercised. A stockholder may revoke his or her proxy by delivering to the Secretary of Seaboard a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A duly completed proxy will be voted at the annual meeting in accordance with the instructions of the stockholder. Where a stockholder’s voting instructions are not specified in the completed proxy, the shares represented by the proxy will be voted “for” the election of the nominees for director listed herein; “for” adoption of the non‑binding resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement; “for” tri‑annual frequency (every three years) of the stockholder advisory votes on the compensation of our named executive officers; “for” approval of the Seaboard Corporation Executive Incentive Plan; and “for” ratification of the selection of KPMG LLP as independent auditors for 2017. The Board of Directors does not know of any matters that will be brought before the meeting other than those referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their discretion and judgment. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Seaboard will bear all expenses in connection with the solicitation of proxies, including preparing, assembling and mailing this proxy statement. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of Seaboard. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out‑of‑pocket expenses will be paid by Seaboard.

Vote Required

A favorable plurality of votes cast (a number greater than those cast for any other candidates) is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non‑votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The advisory vote to determine the frequency of stockholder advisory votes on the compensation of our executive officers also will be determined by a favorable plurality of votes cast, and therefore, abstentions or broker non‑votes on this proposal will not affect the selection of the frequency choice receiving the most votes. The other proposals set forth herein require the affirmative vote of a majority of the shares represented at the meeting. Shares represented by broker non‑votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non‑votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of January 31, 2017 (unless otherwise indicated below) regarding the beneficial ownership of Seaboard’s common stock by the only persons known to us to own beneficially 5 percent or more of Seaboard’s common stock. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
Steven J. Bresky (1)	909,529.24	77.7%
c/o Seaboard Flour LLC
1320 Centre Street, Suite 200
Newton Center, MA 02459

Seaboard Flour LLC (2)	465,825.69	39.8%
1320 Centre Street, Suite 200
Newton Center, MA 02459

SFC Preferred LLC (2)	428,122.55	36.6%
1320 Centre Street, Suite 200
Newton Center, MA 02459

FMR LLC (3)	63,312.00	5.4%
245 Summer Street
Boston, MA 02210

(1)

The shares of Seaboard’s common stock reported include (i) 465,825.69 shares held by Seaboard Flour LLC, for which S. Bresky serves as the sole manager; (ii) 428,122.55 shares held by SFC Preferred LLC, for which S. Bresky serves as the sole manager; (iii) 4,895 shares held by two trusts created for the benefit of S. Bresky and other members of the Bresky family and for which S. Bresky serves as co‑trustee; (iv) 4,661 shares held by SJB SEB LLC, whose members include a grantor retained annuity trust and a revocable trust for which S. Bresky serves as trustee; (v) 4,250 shares held by Bresky Foundation, for which S. Bresky serves as President, Treasurer and a Director; and (vi) 1,775 shares held by a trust created for the benefit of other members of the Bresky family and for which S. Bresky serves as the business advisor with voting and investment power.  All of the membership interests of Seaboard Flour LLC, SFC Preferred LLC and SJB SEB LLC (collectively, the “Seaboard Flour Entities”) are owned by S. Bresky and other members of the Bresky family, including trusts created for their benefit.

(2)

S. Bresky, Chairman of the Board, President and Chief Executive Officer of Seaboard, and other members of the Bresky family, including trusts created for their benefit, beneficially own all of the common units of the Seaboard Flour Entities. S. Bresky is the co‑trustee and beneficiary of some of the trusts owning units of the Seaboard Flour Entities, and may be deemed to have indirect beneficial ownership of Seaboard’s common stock held by the Seaboard Flour Entities by virtue of his position as manager of both of the Seaboard Flour Entities, with the right to vote Seaboard shares owned by the Seaboard Flour Entities.

(3)

FMR LLC, along with certain of its affiliates, has sole voting power with respect to 18,175 shares and sole dispositive power with respect to 63,312 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49 percent of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly‑owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Board of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees. This information is based solely on a Schedule 13G filed by FMR LLC with the SEC on February 14, 2017 with respect to beneficial ownership as of December 31, 2016.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information as of January 31, 2017 regarding the beneficial ownership of Seaboard’s common stock by each of our directors and director nominees, each of our executive officers named in the Summary Compensation Table on page 7 and all of our directors and executive officers as a group.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class
Steven J. Bresky	909,529.24	(1)	77.7%
David A. Adamsen	20.00		*
Douglas W. Baena	100.00		*
Edward I. Shifman, Jr.	- 0 -		*
Paul M. Squires	4,661.00	(2)	*
Robert L. Steer	- 0 -		*
Terry J. Holton	- 0 -		*
David M. Dannov	10.00		*
Edward A. Gonzalez	- 0 -		*
All directors and executive officers as a group (16 persons)	909,709.24		77.7%

(1)	The nature of the beneficial ownership of the shares reported is set forth in footnote (1) to the table under “Principal Stockholders” above.
(2)

The shares of Seaboard’s common stock reported include 4,661 shares held by SJB SEB LLC, for which P. Squires serves as the sole manager.  All of the membership interests of SJB SEB LLC are owned by trusts created for the benefit of S. Bresky and other members of the Bresky family.

*Less than one percent.

ITEM 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at five, and has nominated the persons set forth below for election at the annual meeting. Unless otherwise specified, proxies will be voted in favor of the election as directors of the following five persons for a term of one year and until their successors are elected and qualified.

Name	Age	Principal Occupations and Positions and Specific Experience, Qualifications, Attributes or Skills	Director Since
Steven J. Bresky	63	Director, Seaboard Corporation; President and Chief Executive Officer (since July 2006), Seaboard Corporation; Manager, Seaboard Flour (since 2006). Mr. Bresky is particularly qualified to be a Director of Seaboard based on his experience in working for Seaboard for more than 30 years, including acting as President of Seaboard Corporation and as President of Seaboard’s Overseas Division.	2005

David A. Adamsen	65	Director and Member of Audit Committee, Seaboard Corporation; former Vice President – Wholesale Sales (January 2009‑2010), C&S Wholesale Grocers (wholesale food distribution company). Mr. Adamsen has worked for more than 35 years in the food, food distribution, and food manufacturing businesses. His experience and knowledge make him qualified as a Director for Seaboard.	1995

Douglas W. Baena	74	Director and Chairman of Audit Committee, Seaboard Corporation; self‑employed (since 1997), engaging in facilitation of equipment lease financings and consulting, doing business as CreditAmerica Corporation. Mr. Baena has an educational background in accounting and has experience working as a Certified Public Accountant. He also has experience arranging lease financing transactions for companies. This accounting and finance background provides experience and attributes which are desirable for a Seaboard Director.	2001

Edward I. Shifman, Jr.	73	Director and Member of Audit Committee, Seaboard Corporation. Mr. Shifman is retired and has experience working as a banker for more than 30 years for various financial institutions, providing experience qualifying him to serve as a Director.	2009

Paul M. Squires	62

Director, Seaboard Corporation; Chief Operating Officer, Seaboard Flour LLC (since 2006); Controller, Seaboard Flour LLC (2003‑2004).  In his position as Chief Operating Officer of Seaboard Flour LLC, Mr. Squires reports to S. Bresky, who is the Manager of Seaboard Flour LLC, in addition to being Seaboard’s President and Chief Executive Officer.  Seaboard Flour LLC owns 39.8 percent of the outstanding shares of Seaboard.  Mr. Squires graduated with an accounting degree in 1977 and was licensed as a Certified Public Accountant in 1980.  His accounting background and management experience at Seaboard Flour are attributes which are desirable for a Seaboard Director.

			2016

Edward I. Shifman, Jr. is a first cousin of Steven J. Bresky.

There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated.

In case any person or persons named herein for election as directors are not available for election at the annual meeting, proxies may be voted for a substitute nominee or nominees (unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld), as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as director will be unavailable.

The Board of Directors recommends that you vote for the election as directors of the persons listed above.

BOARD OF DIRECTORS INFORMATION

Meetings of the Board

The Board of Directors held five meetings in fiscal 2016, one of which was telephonic a meeting. Other actions of the Board of Directors were taken by unanimous written consent, as needed. Each director attended more than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

Seaboard does not have any policy requiring directors to attend Seaboard’s annual meeting of stockholders, although generally the directors have attended Seaboard’s annual stockholders’ meetings. All directors attended the 2016 annual meeting.

Controlled Corporation

Seaboard is a “controlled corporation,” as defined in the rules of the NYSE MKT, because more than 50 percent of the voting power of Seaboard is owned by the Seaboard Flour Entities. As such, Seaboard is exempted from many of the requirements regarding Board of Director committees and independence. The members of our Board of Directors who are independent within the meaning of the NYSE MKT listing standards are David A. Adamsen, Douglas W. Baena, and Edward I. Shifman, Jr.

Board Leadership Structure and Role in Risk Oversight

Steven J. Bresky serves as both Seaboard’s principal executive officer and Chairman of the Board. Steven J. Bresky is the beneficial owner of approximately 77.7 percent of Seaboard, and has more than 30 years’ experience with Seaboard. Seaboard does not have a lead independent director. Seaboard believes that Steven J. Bresky has a sufficient vested interest in Seaboard on the basis of his stock ownership position, and has the experience necessary to lead Seaboard as both the principal executive officer and Chairman of the Board.

The Audit Committee of the Board of Directors provides risk oversight of Seaboard with respect to the audit of Seaboard’s financial statements, Seaboard’s internal audit function and any financial matters reported to Seaboard’s Vice President of Internal Audit or other Seaboard representative. The Audit Committee administers this oversight function through Audit Committee meetings and periodic meetings in private with Seaboard’s auditors, KPMG LLP, and Seaboard’s Vice President of Internal Audit. The Board of Directors does not have any other significant oversight function, aside from performance of the Board of Director function through periodic meetings. The Board of Directors does not believe that its role in risk oversight of Seaboard has any significant effect on the Board’s leadership structure.

Committees of the Board

Seaboard’s Board of Directors has established an Audit Committee and an Incentive Compensation Committee. There currently are no other standing executive, compensation, nominating or other committees of Seaboard’s Board of Directors, or committees performing similar functions of the Board.

Audit Committee. Seaboard’s Board of Directors has established an Audit Committee comprised solely of independent directors. The members of the Audit Committee are David A. Adamsen, Douglas W. Baena and Edward I. Shifman, Jr. Mr. Baena is Chairman of the Audit Committee. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of Seaboard’s financial statements, including the performance of our independent auditors in their audit of our annual financial statements. The Audit Committee meets with management and the independent auditors, as may be required. The independent auditors have full and free access to the Audit Committee, without the presence of management. The Board of Directors has determined that Douglas W. Baena is an “audit committee financial expert” and is “independent,” within the meaning of the listing standards of NYSE MKT. The Audit Committee held four meetings in fiscal 2016, two of which were telephonic meetings.

Incentive Compensation Committee.  Seaboard’s Board of Directors has established an Incentive Compensation Committee comprised solely of “outside” directors, as defined in Internal Revenue Code Section 162(m).  The members of the Incentive Compensation Committee are David A. Adamsen and Douglas W. Baena.  The Incentive Compensation Committee does not have a charter.

The Incentive Compensation Committee is charged with administering the Seaboard Corporation Executive Incentive Plan, if approved by the stockholders, and has no responsibility for the consideration of executive and director compensation.  The Incentive Compensation Committee may not delegate any of its authority.  The Incentive Compensation Committee was established in 2017, and thus did not hold any meetings in 2016.

Director Nominations

The Board of Directors believes it is not necessary to have a separate nominating committee because of the low turnover of Board of Director seats and because the entire Board of Directors participates in the consideration of director nominees. There currently is no charter that establishes procedures for the Board’s consideration of director nominees. The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to Seaboard. Directors should also possess the highest personal and professional ethics, and should be willing and able to devote the required amount of time to Seaboard’s business. In determining whether a director should be retained and stand for re‑election, the Board also considers that member’s performance and contribution to the Board during his tenure with the Board. Seaboard’s policy is to consider nominees who are submitted by stockholders on a case‑by‑case basis. All nominees, including those submitted by stockholders, will be evaluated using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Board does not have any policy with respect to diversity and does not consider diversity in identifying nominees for Director.

Communication with the Board

The Board of Directors does not provide a process for stockholders to send communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

Compensation of Directors

The following table shows the compensation received by each member of our Board of Directors (other than those who are Named Executive Officers in the Summary Compensation Table on page 7) for service on the Board in 2016.

Director Compensation Table

	Fees Earned	All Other
	or Paid in Cash	Compensation	Total
Douglas W. Baena	$ 85,000	- 0 -	$ 85,000
David A. Adamsen	$ 75,000	- 0 -	$ 75,000
Edward I. Shifman, Jr.	$ 75,000	- 0 -	$ 75,000
Paul M. Squires	$ 48,750	- 0 -	$ 48,750

Each non‑employee director received $16,250 quarterly and an additional $2,500 per quarter for service on the Audit Committee of the Board. The Chairman of the Audit Committee also received an additional $2,500 per quarter. All director compensation represents fees paid in cash only.  Effective January 1, 2017, the fees to be paid to non‑employee directors were increased to $18,000 per quarter.  No changes were made to the fees payable to the Audit Committee members and Chairman.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers of Seaboard (the “Named Executive Officers”) for such period in all capacities in which they have served:

Summary Compensation Table

				Change in
				Pension Value
				and Non-Qualified
Name				Deferred
and				Compensation	All Other
Principal		Salary (1)	Bonus (2)	Earnings (3)	Compensation (4)	Total
Position	Year	($)	($)	($)	($)	($)
Steven J. Bresky	2016	942,000	1,450,000	2,223,656	140,135	4,755,791
President, Chief	2015	942,000	1,100,000	363,048	159,737	2,564,785
Executive Officer	2014	915,000	1,400,000	3,733,788	155,968	6,204,756

Robert L. Steer	2016	763,000	1,350,000	2,847,061	147,851	5,107,912
Executive Vice President,	2015	741,000	1,050,000	683,813	179,425	2,654,238
Chief Financial Officer	2014	720,000	1,300,000	2,153,455	149,571	4,323,026

Terry J. Holton	2016	552,000	1,250,000	1,437,537	129,130	3,368,667
President, Seaboard	2015	535,000	950,000	363,326	115,319	1,963,645
Foods LLC	2014	485,385	1,250,000	1,788,367	123,685	3,647,437

Edward A. Gonzalez	2016	472,000	850,000	625,100	110,274	2,057,374
President, Seaboard	2015	458,000	750,000	320,235	124,535	1,652,770
Marine Ltd.	2014	445,000	650,000	341,921	88,644	1,525,565

David M. Dannov	2016	472,000	700,000	1,160,692	90,762	2,423,454
President, Seaboard	2015	458,000	400,000	348,333	103,039	1,309,372
Overseas Trading Group	2014	445,000	650,000	929,754	117,599	2,142,353

(1)

Salary includes amounts deferred at the election of the Named Executive Officers under Seaboard’s 401(k) Retirement Savings Plan and the Seaboard Corporation Non‑Qualified Deferred Compensation Plan, such plans being described below under “Benefit Plans.”

(2)

Reflects guaranteed bonus, under Employment Agreements described below, and discretionary bonus earned, and includes amounts deferred at the election of the Named Executive Officers under Seaboard’s 401(k) Retirement Savings Plan and the Seaboard Corporation Non‑Qualified Deferred Compensation Plan described below under “Benefit Plans.”

(3)

Reflects the actuarial increase (decrease) in the present value of the Named Executive Officer’s benefits under all retirement plans, for which information is provided in the Pension Benefits table on page 11, determined using interest rate and mortality rate assumptions, consistent with those used in Seaboard’s financial statements. These amounts for 2016 are as follows: S. Bresky, $2,136,739; R. Steer, $2,847,061; T. Holton, $1,419,499; E. Gonzalez, $625,100; and D. Dannov, $1,158,318. These amounts for 2015 are as follows: S. Bresky, $363,048; R. Steer, $683,813; T. Holton, $363,326; E. Gonzalez, $320,235; and D. Dannov, 348,333. These amounts for 2014 are as follows: S. Bresky, $3,654,692; R. Steer, $2,076,451; T. Holton, $1,772,101; E. Gonzalez, $341,921; and D. Dannov, $927,594. The amounts also reflect the above‑market earnings on contributions under the Investment Option Plan described below. The amounts for 2016 are as follows: S. Bresky, $86,917; T. Holton, $18,038; and D. Dannov, $2,374.  There are no above‑market earnings in 2015. The amounts for 2014 are as follows:  S. Bresky, $79,096; R. Steer, $77,004; T. Holton, $16,266; and D. Dannov, $2,160.

(4)

Included in All Other Compensation are Seaboard matching contributions under the Non‑Qualified Deferred Compensation Plan or Seaboard Marine Ltd. 401(k) Plan, such plans being described below under “Benefit Plans.” These amounts for 2016 are as follows: S. Bresky, $53,310; R. Steer, $48,150; T. Holton, $37,542; E. Gonzalez, $29,238; and D. Dannov, $21,432.

Also included in All Other Compensation are the amounts earned for unused paid time off. These amounts for 2016 are as follows: R. Steer, $29,346; T. Holton, $21,231; and E. Gonzalez, $18,154.

Also included in All Other Compensation are Seaboard’s contributions to its 401(k) Retirement Savings Plan on behalf of the Named Executive Officers, amounts paid for disability and life insurance and individual perquisites, including amounts paid as an automobile allowance, fuel card usage, personal usage of Seaboard’s airplane, a gross‑up for related taxes. Reimbursement for taxes owed on the above‑stated items total as follows for each of the Named Executive Officers for 2016: S. Bresky, $34,203; R. Steer, $24,748; T. Holton, $25,510; E. Gonzalez, $21,518; and D. Dannov, $26,503.

EMPLOYMENT ARRANGEMENTS
WITH NAMED EXECUTIVE OFFICERS

Seaboard and each Named Executive Officer is a party to an Employment Agreement with Seaboard.

S. Bresky’s Employment Agreement has a term of one year, and renews annually for one year terms, unless terminated by Seaboard. The Employment Agreements for R. Steer and T. Holton have terms of two years through December 31, 2018, and then renew annually for one year terms.  The Employment Agreements for the other Named Executive Officers have terms of three years, and renew annually for three year terms through December 31, 2017 with respect to D. Dannov, and December 31, 2021 with respect to E. Gonzalez, and then renew annually for one year terms, unless terminated by Seaboard.

The Employment Agreements provide for payment of the following initial Base Salary and minimum Annual Bonus for each Named Executive Officer:

	Initial Base Salary	Minimum Annual Bonus
S. Bresky	$ 880,000	$ 450,000
R. Steer	$ 680,000	$ 450,000
T. Holton	$ 420,000	$ 500,000
E. Gonzalez	$ 420,000	$ 400,000
D. Dannov	$ 420,000	$ 400,000

Payments Upon Certain Events

The Employment Agreements each continue to provide for the payment of severance upon the termination of employment in certain circumstances. Following is a summary of the amounts which would be paid by Seaboard to each Named Executive Officer if, on December 31, 2016, his employment was involuntarily terminated without “Cause,” or if he resigned for “Good Reason,” as those terms are defined in the Employment Agreement for each Named Executive Officer:

	Accrued Bonus		Lump Sum
	through 12/31/16	Severance	Severance
	– Payable	Payable Over	Payable One
	30 Days After	One Year in	Year After
	Termination Date	Installments	Termination	Total
	($)	($)	($)	($)
Steven J. Bresky	1,100,000	942,000	1,100,000	3,142,000
Robert L. Steer	1,050,000	763,000	2,863,000	4,676,000
Terry J. Holton	950,000	552,000	2,452,000	3,954,000
Edward A. Gonzalez	750,000	472,000	3,194,000	4,416,000
David M. Dannov	400,000	472,000	2,144,000	3,016,000

The Board of Directors has approved for each of the Named Executive Officers the right to use Seaboard’s airplane for personal use. S. Bresky was allotted 20 hours of flight time for personal use for 2016 and 2017. Each of the other Named Executive Officers was allotted 10 hours of flight time for personal use for each of 2016 and 2017. Seaboard also will pay each of the Named Executive Officers for the incidental fees and expenses incurred related to the flights, including ground transportation, and a “tax gross‑up” of the estimated federal and state income taxes each will incur as a consequence of this benefit.

BENEFIT PLANS

409A Executive Retirement Plan and Cash Balance Retirement Plan

The Seaboard Corporation 409A Executive Retirement Plan (the “Executive Retirement Plan”) provides retirement benefits for a select group of the officers and managers, including the Named Executive Officers, other than E. Gonzalez. The Executive Retirement Plan was amended and restated effective January 1, 2013. The Executive Retirement Plan gives credit for all years of service with Seaboard, both before and after becoming a participant. For years of service before becoming a participant (pre‑participation service), the benefit is equal to 0.65 percent of the final average remuneration (salary plus bonus) of the participant, plus 0.50 percent of final average remuneration of the participant in excess of Social Security Covered Compensation, all multiplied by the participant’s pre‑participation service. For years of service after becoming a participant (post‑participation service), the benefit is equal to 2.5 percent of the final average remuneration of the participant, multiplied by the participant’s years of post‑participation service. The amendment to the Executive Retirement Plan effective January 1, 2013 limits, and in some circumstances establishes, the final average remuneration and limits the years of post‑participation service eligible to calculate the benefit. The benefit amount determined by the formula is reduced by the following: (i) the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below); and (ii) the benefit earned under the Executive Retirement Plan from 1994 through 1996 that resulted in cash payments from the plan that were based on the cost to purchase such benefit. Benefits under the Executive Retirement Plan are currently unfunded. As of December 31, 2016, all of the participating Named Executive Officers were fully vested, as defined in the Executive Retirement Plan. For the accrued benefit as of December 31, 2012 (the “Pre‑2013 Benefit”), the ordinary form of payment of the benefit is pursuant to a “Single Lump Sum Payment,” which is equivalent in value to the benefit described above, payable in “Single Life Annuity” form. Under certain circumstances, the Executive Retirement Plan allows for optional forms of payment of the Pre‑2013 Benefit. If the Pre‑2013 Benefit will be paid pursuant to a lump sum, then payment will be made upon the earlier of: (i) the seventh month following separation from service; (ii) any change of control of Seaboard; or (iii) death or disability. If the Pre‑2013 Benefit will be paid pursuant to an annuity, payment will begin in the seventh month following the month in which the participant has a separation from service, or at age 62, if later; or pursuant to a lump sum, in the event of the death or disability of the participant, or any change of control of Seaboard. The portion of the benefit which accrues after December 31, 2012 (“Post‑2012 Benefit”) will be calculated as a lump sum on a date specified in the plan, and for the Named Executive Officers other than R. Steer, this balance will be increased or decreased based on the return of certain investments selected by the participant and paid upon the earlier of: (i) the participant’s separation from service; (ii) a change of control; or (iii) the death or disability of the participant. For R. Steer and the participants who are not Named Executive Officers, the Post‑2012 Benefit will be paid as a lump sum on the earlier of: (i) the date specified in the plan; (ii) the seventh month following separation of service; (iii) any change of control of Seaboard; or (iv) death or disability. The table in the Seaboard Corporation Pension Plan and Seaboard Defined Benefit Plan section below sets forth estimates of the present value as of December 31, 2016 of the accumulative benefits that would be payable to the Named Executive Officers under the Executive Retirement Plan at the earliest unreduced age (i.e., age 62) for pre‑participation and post‑participation service (note that S. Bresky, R. Steer and D. Dannov began participating in this plan on January 1, 1994, and T. Holton began participating in this plan on January 1, 1997), which estimates are calculated based on the assumptions described in Footnote 9 of Seaboard’s 2016 financial statements contained in its Annual Report.

The Seaboard Corporation Cash Balance Executive Retirement Plan (the “Cash Balance Retirement Plan”) provides retirement benefits for a select group of the officers of Seaboard’s subsidiary, Seaboard Marine Ltd., including E. Gonzalez. The Cash Balance Retirement Plan was amended and restated effective January 1, 2013 and dated December 21, 2012. The Cash Balance Retirement Plan provides an alternative benefit in lieu of the Executive Retirement Plan because of a change in tax law which provided for adverse tax consequences to the employees of Seaboard Marine Ltd. The benefit under the Cash Balance Retirement Plan is structured to approximate the benefit which would have been payable to the participant had he remained a participant in the Executive Retirement Plan; provided, however, pursuant to the Cash Balance Retirement Plan, each participant must recognize income equal to the annual increase in the accrued benefit under the plan, and Seaboard makes a cash distribution under the plan in an amount equal to the estimated amount of taxes which will be incurred by the participant based on the income recognized, which cash distribution is deducted from the amount of the accrued benefit. In conjunction with the adoption of the plan, each participant agreed that the accrued vested benefit under the Executive Retirement Plan would be paid pursuant to the provisions of the Cash Balance Retirement Plan. The accrued benefit under the Cash Balance Retirement Plan will be determined for each participant as of a date set forth in the plan, on which date no further years of service will accrue for purposes of calculating the benefit. The accrued benefit as of this date will be increased or decreased based on deemed investments selected by the participant, and will be paid upon the earlier of: (i) a separation of service; (ii) a change in control of Seaboard; or (iii) death or disability. Payment of all or a portion of the benefit may be delayed by up to six months in accordance with the then applicable provisions of the Internal Revenue Code. The benefit under the Cash Balance Retirement Plan is currently unfunded. The table in the Seaboard Corporation Pension and Seaboard Defined Benefit Pension Plan section below sets forth an estimate of the present value as of December 31, 2016 of the accumulative benefit that would be payable to E. Gonzalez under the Cash Balance Retirement Plan at the earliest unreduced age (i.e., age 62), not considering the distributions paid to each such participant prior to age 62 in an amount equal to the estimated income taxes required to be paid as a consequence of the plan for years prior to payment of the lump sum benefit, which estimate is calculated based on the same assumptions described in Footnote 9 of Seaboard’s financial statements contained in its Annual Report. Note that E. Gonzalez became a participant in the Executive Retirement Plan on January 1, 2005; however, he has been awarded three additional years of service, such that he is deemed to have joined the plan effective January 1, 2002. Accordingly, the table in the Pension Benefits section below reflects the pre‑participation and post‑participation service based on this date. Such service is credited under the Cash Balance Retirement Plan.

Seaboard Corporation Pension Plan and Seaboard Defined Benefit Pension Plan

Seaboard provides defined benefits for its domestic salaried and clerical employees who began employment on or before December 31, 2013 upon retirement through the Seaboard Corporation Pension Plan (the “Corporation Plan”) or the Seaboard Defined Benefit Pension Plan (the “Defined Benefit Plan”) (collectively the “Plans”). Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participated in the Corporation Plan. Effective January 1, 2010, the Defined Benefit Plan was established, receiving assets from and assuming liabilities of the Corporation Plan. Effective January 1, 2017, the Plans were merged. Prior to January 1, 2017, the Named Executive Officers other than E. Gonzalez participated in the Corporation Plan, and E. Gonzalez participated in the Defined Benefit Plan. The benefits under the Corporation Plan and the Defined Benefit Plan are the same. Benefits under the Plans generally are based upon the number of years of service and a percentage of final average remuneration (salary plus bonus), subject to limitations under applicable federal law. As of December 31, 2016, all of the Named Executive Officers were fully vested, as defined in the Plans. Under the Plans, the benefit payment for a married participant is pursuant to a “50 Percent Joint and Survivor Annuity.” This means the participant will receive a monthly annuity benefit for his/her lifetime, and an eligible surviving spouse will receive a lifetime annuity equal to 50 percent of the participant’s benefit. The payment of the benefit for an unmarried participant is pursuant to a “Single Life Annuity.” The Plans allow for optional forms of payment under certain circumstances. The normal retirement age under the Plans is age 65. However, unreduced benefits are available at age 62 with five years of service. The Pension Benefits table below shows the present value of the accumulated benefits that would be payable under the Plans at the earliest unreduced commencement age (i.e., age 62).

Each of the Named Executive Officers (other than T. Holton) is 100 percent vested under a particular defined benefit (“Benefit”) that was frozen at December 31, 1993 as part of the Plans. A definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this Benefit are as follows: S. Bresky, $32,796; R. Steer, $15,490; E. Gonzalez, $2,643; and D. Dannov, $8,346. Under the Plans, the payment of this benefit is pursuant to a “Ten‑Year Certain and Continuous Annuity.” This means the participant would receive a monthly annuity benefit for his/her lifetime and, if the participant dies while in the ten‑year certain period, the balance of the ten‑year benefit would be paid to his/her designated beneficiary. If the participant dies while employed by Seaboard or after retirement, but before the commencement of benefits, monthly payments would be made to the participant’s beneficiary in the form of a 100 percent joint and survivor benefit. The Plans allow for optional forms of payment under certain circumstances.

The following table sets forth the Years of Credited Service, the Present Value of the Accumulated Benefit and the Payments During the Last Fiscal Year, pursuant to the specified Plans for each of the Named Executive Officers.

Pension Benefits

			Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
Steven J. Bresky	Executive Retirement Plan (1)	34
	Pre-2013 Benefit		20,664,348	- 0 -
	Post-2012 Benefit		- 0 -	- 0 -
	Corporation Plan	34	1,110,762	- 0 -

Robert L. Steer	Executive Retirement Plan (1)	32
	Pre-2013 Benefit		11,042,730	- 0 -
	Post-2012 Benefit		3,337,995	- 0 -
	Corporation Plan	29	735,117	- 0 -

Terry J. Holton	Executive Retirement Plan (1)	22
	Pre-2013 Benefit		3,480,928	- 0 -
	Post-2012 Benefit		2,704,650	- 0 -
	Corporation Plan	22	616,817	- 0 -

David M. Dannov	Executive Retirement Plan (1)	29
	Pre-2013 Benefit		5,889,303	- 0 -
	Post-2012 Benefit		1,558,386	- 0 -
	Corporation Plan	26	599,476	- 0 -

Edward A. Gonzalez	Cash Balance Retirement Plan (1)	27	4,715,459	- 0 -
	Defined Benefit Plan	27	530,198	- 0 -

(1)

Credited years of post‑participation service (service after becoming a participant) for S. Bresky is 20 years, for R. Steer and D. Dannov is 23 years; for T. Holton is 20 years; and for E. Gonzalez is 15 years. The credited years of pre‑participation service (service prior to becoming a participant) for each of the Named Executive Officers is as follows: S. Bresky, 14; R. Steer, 9; T. Holton, 2; D. Dannov, 6; and E. Gonzalez, 12.

Non‑Qualified Deferred Compensation Plan

In 2005, Seaboard adopted the Seaboard Corporation Non‑Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which gives a select group of management or highly‑compensated employees the right to defer salary and bonus to be paid by Seaboard at a later time, all in accordance with applicable ERISA and income tax laws and regulations. No income taxes are payable by the participants on amounts deferred pursuant to the Deferred Compensation Plan until they are paid to the participant. The Deferred Compensation Plan also provides for a Company contribution to be credited to participants in an amount equal to Seaboard’s 401(k) Retirement Savings Plan matching percentage, 3 percent for 2016, of each participant’s deferral pursuant to the Plan, and of each participant’s annual compensation in excess of the Tax Code limitation on the amount of compensation that can be taken into account under Seaboard’s 401(k) Retirement Savings Plan (the “401(k) Match”). The amount of such limitation for Seaboard was $265,000 in 2016; $260,000 in 2015; and $255,000 in 2014.

Through 2008, each of the Named Executive Officers was a participant in the Deferred Compensation Plan. Effective January 1, 2009, the plan was amended to provide that E. Gonzalez was no longer allowed to make deferrals under the Deferred Compensation Plan, and the 401(k) Match was not made pursuant to the Deferred Compensation Plan for compensation earned after January 1, 2009; however, amounts deferred prior to January 1, 2009 remained subject to the plan.

All amounts deferred and all Company contributions credited are included in the amounts reported in the Summary

Compensation Table above.

Non‑Qualified Deferred Compensation Plan

					Aggregate
	Executive	Registrant	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal
	Fiscal Year (1)	Fiscal Year (2)	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
Steven J. Bresky	1,140,792	54,554	1,898,970	–	17,503,546
Robert L. Steer	–	49,761	11,426	–	61,187
Terry J. Holton	541,880	38,292	272,762	–	2,746,504
David M. Dannov	714,388	27,597	1,281	(913,552)	898,641
Edward A. Gonzalez	–	–	–	–	–

(1)	Represents bonus earned in 2015 and deferred when paid in 2016 for S. Bresky, T. Holton and D. Dannov. For S. Bresky and D. Dannov, the amount includes 2016 salary deferral.
(2)

Represents the 401(k) Match made by Seaboard based on 2015 compensation and bonus paid in 2016. For S. Bresky and D. Dannov, amount also includes a portion of Company match based on 2016 salary deferral noted in (1).

Seaboard Marine Ltd. 401(k) Excess Plan

Effective January 1, 2009, Seaboard adopted the Seaboard Marine Ltd. 401(k) Excess Plan (the “401(k) Excess Plan”), which provides a benefit for certain employees of Seaboard Marine Ltd., including E. Gonzalez. Pursuant to the 401(k) Plan, participants are paid an amount equal to Seaboard’s 401(k) Retirement Savings Plan matching percentage, which for 2016, equaled 3 percent of each participant’s annual compensation in excess of the Tax Code limitation on the amount of compensation that can be taken into account under Seaboard’s 401(k) Retirement Savings Plan. The amount of such limitation was $265,000 in 2016; $260,000; in 2015 and $255,000 in 2014.  The benefit earned by E. Gonzalez pursuant to this Plan in 2014 and paid to E. Gonzalez in 2015 was $24,198. The benefit earned by E. Gonzalez pursuant to this Plan for 2015 and paid to him in 2016 was $25,953. The benefit earned by E. Gonzalez pursuant to this Plan in 2016 ($29,238) will be paid to him in 2017, and is included in the Summary Compensation Table above.

Investment Option Plan

For the years 2001‑2004, Seaboard established the Investment Option Plan, which allowed executives to reduce their compensation, and Seaboard to make contributions, in exchange for an option to acquire interests measured by reference to three alternative investments. However, as a result of U.S. tax legislation passed in October 2004, reductions to compensation and contributions by Seaboard after 2004 were no longer allowed. The exercise price for each investment option was established based upon the fair market value of the underlying investment on the date of grant.  The options expire not later than 20 years after the date the option was granted.

Investment Option Plan

Net
			Aggregate		Aggregate
	Aggregate		Balance	Exercise	Balance
	Earnings	Aggregate	at Last	Price	at Last
	in Last	Withdrawals/	Fiscal	for	Fiscal
	Fiscal Year	Distributions	Year End	Option	Year End
Name	($)	($)	($)	($)	($)
Steven J. Bresky	356,167	–	6,500,226	783,838	5,716,388
Robert L. Steer	–	–	–	–	–
Terry J. Holton	71,298	–	1,310,273	167,495	1,142,778
David M. Dannov	9,931	–	181,253	21,629	159,624
Edward A. Gonzalez	–	–	–	–	–

Retiree Medical Benefit Plan

The Seaboard Corporation Retiree Medical Benefit Plan provides family medical insurance to certain members of management, including each Named Executive Officer upon his retirement in the event he has attained age 50, and has completed at least 15 years of service. This benefit is also furnished in the event the Named Executive Officer’s employment is involuntarily terminated (other than if the Named Executive Officer unlawfully converted a material amount of funds), or in the event of a change of control of Seaboard.

Following is a summary of the present value cost to Seaboard of this benefit for each Named Executive Officer, assuming that this benefit was triggered and said medical insurance began to be furnished on December 31, 2016.

Present Value of
Retiree Medical Benefit (1)
Name	($)
Steven J. Bresky	237,638
Robert L. Steer	346,423
Terry J. Holton	369,076
Edward A. Gonzalez	400,716
David M. Dannov	359,147

(1)

To calculate the present value of this benefit, the assumptions for claims costs, health care trend, aging on claims, mortality and interest rate are the same as were used to accrue a liability on Seaboard’s balance sheet.

Executive Long‑Term Disability Plan

The Seaboard Corporation Executive Long‑Term Disability Plan provides disability pay continuation to certain members of management, including R. Steer, T. Holton, D. Dannov and E. Gonzalez upon a long‑term illness or injury that prevents the participant from being able to perform his duties. Benefits are payable following a 90 day elimination or waiting period. In conjunction with the Seaboard Corporation Group Long‑Term Disability Plan, benefits payable are equal to 70 percent of participant’s salary and bonus, up to $23,000 per month for R. Steer, and up to $18,000 per month for T. Holton, E. Gonzalez, and D. Dannov.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Board of Directors has responsibility for establishing, implementing and monitoring adherence with Seaboard’s compensation philosophy. The Board ensures that the total compensation paid to the Named Executive Officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

Seaboard maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is primarily based upon recognition that these officers are responsible for implementing Seaboard’s long‑term strategic objectives. The Board subjectively evaluates both performance and compensation to ensure that Seaboard maintains its ability to attract and retain superior employees in key positions, and that compensation provided to key employees remains competitive relative to compensation paid to similarly situated executives of our peer companies. Seaboard does not maintain any equity compensation plans, such as stock grants or stock options, unlike most of Seaboard’s peer companies.

It is the Board’s philosophy that the compensation of its Named Executive Officers should not be subject to dramatic increases or decreases based on short‑term operating performance. For example, in years when Seaboard has higher than historical average operating results, bonuses of the Named Executive Officers are generally higher, but not reflective of the potential compensation that would have been paid to the executive through equity compensation if Seaboard maintained any equity compensation plans. Likewise, bonuses for executives generally do not decline significantly in a year when Seaboard has lower than historical average operating results.

At the 2014 Annual Meeting of Stockholders, the Company provided stockholders the opportunity to cast an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of the Company’s executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2014 annual meeting proxy statement. The Board viewed the vote as a strong expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs. At the 2011 Annual Meeting of Stockholders, the Company provided stockholders the opportunity to cast an advisory vote on the frequency of holding future advisory votes on executive compensation. Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s executive officers will be conducted every three years. The next stockholder advisory vote on executive compensation, as well as on the frequency of holding future advisory votes on executive compensation, will thus take place at the 2017 Annual Meeting of Stockholders.

Setting Executive Compensation

Based on the foregoing objectives, the Board of Directors establishes compensation based upon a subjective review of Company performance and individual performance.

A significant factor in determining total compensation is that Seaboard does not provide any long‑term incentive compensation, such as stock grants or stock options.

2016 Executive Compensation Components

For the fiscal year ended December 31, 2016, the principal components of compensation for the Named Executive Officers were:

•	Base salary;
•	Bonus;
•	Retirement and other benefits; and
•	Perquisites and other personal benefits.

Salaries and Bonuses. To establish the base salaries and bonuses for the Named Executive Officers, the Board of Directors makes a subjective determination, primarily considering:

•	Individual review of the executive’s compensation, both individually and relative to other officers;
•	Individual performance of the executive; and
•	Seaboard’s operating results.

The 2016 salaries for the Named Executive Officers were established based on the estimated increase in the cost of living. The 2016 bonuses of the Named Executive Officers are reflective of the operating results of Seaboard and/or the area of Seaboard’s business for which the Named Executive Officer is responsible, although no specific targets are utilized, and a subjective evaluation of the market data. The amount of bonuses is more dependent upon Seaboard’s operating results than base salaries. The Employment Agreements for the Named Executive Officers require minimum annual bonus payments.

Retirement and Other Benefits. Each of the Named Executive Officers is a participant in the Executive Retirement Plan or the Cash Balance Retirement Plan. The benefit under these plans is generally equal to 2.5 percent of the final average remuneration (salary plus bonus) of the participant, multiplied by the participant’s years of service in the plan after January 1, 1997, subject to a limitation in the number of years of service and final average remuneration. The exact amount of the benefits, the offsets thereto and the benefit for years of service prior to January 1, 1997 are set forth in more detail on page 11 of this Proxy statement.

Seaboard also maintains a tax‑qualified retirement savings plan, to which all U.S.‑based employees, including the Named Executive Officers, are able to contribute their annual compensation, up to the limit prescribed by the Internal Revenue Service. For 2016, Seaboard matched 50 percent of the first 6 percent of compensation contributed to the plan. All matching contributions vest fully after completing 5 years of service.

The Named Executive Officers, in addition to certain other executives, are entitled to participate in the Non‑Qualified Deferred Compensation Plan, which gives participants (other than E. Gonzalez) the right to defer salary and bonus to be paid by Seaboard at a later time, all in accordance with applicable ERISA and income tax laws and regulations.

Seaboard also maintains for each of the Named Executive Officers and certain other executives the Seaboard Corporation Retiree Medical Benefit Plan, which provides family medical insurance to each participant upon his retirement: (i) in the event he has attained age 50, and has at least 15 years of service; or (ii) in the event the participant’s employment is involuntarily terminated (other than if the participant unlawfully converted a material amount of funds); or (iii) in the event of a change of control of Seaboard.

The Board believes that Seaboard’s retirement and other benefits are consistent with the philosophy of Seaboard to provide security and stability of employment to the Named Executive Officers as a mechanism to attract and retain these employees.

Perquisites and Other Personal Benefits. Seaboard provides the Named Executive Officers with perquisites and other benefits that the Board believes are reasonable and consistent with its overall compensation program to better enable Seaboard to attract and retain superior employees for key positions. These include an automobile allowance, fuel card usage, life insurance, disability insurance, personal use of Seaboard’s airplane up to a specified number of hours, and paid time off and pay for unused paid time off.

Deductibility of Executive Compensation

Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid by Seaboard to certain of the Named Executive Officers is not deductible by Seaboard, subject to certain exceptions. The Board of Directors has considered the effect of Section 162(m) of the Code on Seaboard’s executive compensation. The Named Executive Officers to whom the 162(m) limitation applies deferred, pursuant to the Non‑Qualified Deferred Compensation Plan, any compensation for 2016 in excess of $1 million, such that Seaboard will not lose any deduction for 2016 for compensation paid to these Named Executive Officers. The compensation in excess of $1 million paid to certain of the Named Executive Officers is not subject to Section 162(m) of the Code.

Compensation that qualifies as “performance‑based” compensation is not subject to the Section 162(m) deductibility limit.  In the event the Seaboard Corporation Executive Incentive Plan is approved by stockholders, compensation paid under that Plan will not be subject to the Section 162(m) deductibility limit.

COMPENSATION COMMITTEE REPORT

The entire Board of Directors (in the absence of a compensation committee) has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on this review and discussions, has determined that the Compensation Discussion and Analysis be included in Seaboard’s Annual Report on Form 10‑K and this proxy statement.

The Board of Directors is responsible for establishing the compensation for each of the Named Executive Officers. To assist the Board of Directors in determining 2016 bonuses and 2017 salaries for these Named Executive Officers, S. Bresky and R. Steer discussed the 2016 bonuses and 2017 salaries for each of these Named Executive Officers, considering Seaboard’s performance and each Named Executive Officer’s performance during 2016. The 2016 bonuses and 2017 salaries for the Named Executive Officers were subsequently approved by the Board of Directors.

The members of the Board of Directors reviewing and discussing the Compensation Disclosure and Analysis are as follows:

Steven J. Bresky	David A. Adamsen
Douglas W. Baena	Edward I. Shifman, Jr.
Paul M. Squires

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors does not have a Compensation Committee, although it has established an Incentive Compensation Committee for the administration of the Seaboard Corporation Executive Incentive Plan, if approved by the stockholders, without responsibility for the consideration of executive and director compensation. It is the view of the Board of Directors that Seaboard need not have a Compensation Committee because Seaboard is controlled by the Seaboard Flour Entities, and because the full Board of Directors is able to perform the functions relative to executive compensation. The full Board of Directors participated in the consideration of executive and director compensation. S. Bresky is a member of the Board of Directors of Seaboard and participates in decisions by the Board regarding executive compensation, other than his own compensation.

RELATED PARTY TRANSACTIONS PROCEDURES

Seaboard has no formal policy or procedure that must be followed prior to any transaction, arrangement or relationship with a related person, as defined by SEC regulations (e.g., directors, executive officers, any 5 percent shareholder, or immediate family member of any of the foregoing).

Seaboard has a written conflict of interest policy, which requires directors, officers and employees to conduct their non‑work activities in a manner that does not conflict with the best interests of Seaboard. Annually, all officers and salaried employees are required to complete a form disclosing all known conflicts of interest. Seaboard’s Director of Human Resources and Seaboard’s General Counsel review and approve any disclosed conflicts of interest. In the event any of the executive officers disclosed any conflict of interest, Seaboard’s General Counsel would discuss the conflict with Seaboard’s Executive Vice President, Chief Financial Officer and/or Seaboard’s President and Chief Executive Officer. In the event the conflict involved Seaboard’s President and Chief Executive Officer and was otherwise material, the conflict would be reviewed and approved by Seaboard’s Board of Directors.

In addition to the procedures to review conflicts of interest, annually, Seaboard requires each director, nominee for a director and officer of Seaboard to complete a questionnaire which requires disclosure of any transaction or loan exceeding $120,000 between Seaboard and such person or any member of such person’s immediate family. Any such matters which were disclosed would be reviewed by Seaboard’s General Counsel and discussed with Seaboard’s President and Chief Executive Officer and/or Executive Vice President, Chief Financial Officer and/or Seaboard’s Board of Directors, depending on the materiality of the matter. During 2016, there were no such related party transactions in excess of $120,000.

The standards applied pursuant to the above‑described procedures are to provide comfort that any conflict of interest or related party transaction is on an arms‑length basis which is fair to Seaboard. This is principally accomplished by ensuring that the Seaboard person entering into or approving the transaction on behalf of Seaboard is independent of the person with the conflict of interest or engaging in the related party transaction with Seaboard.

ITEM 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders the opportunity to cast an advisory vote on executive compensation, as required by Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”).  Section 14A was added to the Exchange Act by Section 951 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (“Dodd‑Frank Act”).

The advisory vote on executive compensation is a non‑binding vote on the compensation of Seaboard’s Named Executive Officers disclosed in this proxy statement, as required by Section 14A of the Exchange Act, including the disclosure in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement.  The Dodd‑Frank Act requires us to hold the advisory vote on executive compensation at least once every three years.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Seaboard Corporation approve, on an advisory basis, the compensation of Seaboard’s Named Executive Officers, as disclosed in Seaboard’s proxy statement for the 2017 Annual Meeting of Stockholders, including the disclosure in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in such proxy statement.

This advisory vote on executive compensation is not binding on Seaboard’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Seaboard’s Named Executive Officers, as disclosed in this proxy statement, including the disclosure in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 3:  ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing stockholders the opportunity to cast an advisory vote on the frequency of stockholder advisory votes on the compensation of our executive officers (comparable to that provided for in Item 2 above).  For convenience, in this Item 3, the stockholders’ advisory vote on the compensation of our executive officers is referred to as the “say‑on‑pay vote.”

The advisory vote on the frequency of the say‑on‑pay vote is a non‑binding vote as to how often the say‑on‑pay vote should occur; every year, every two years or every three years.  In the alternative, stockholders may vote to abstain on the matter.  The Dodd‑Frank Act requires us to hold the advisory vote on the frequency of the say‑on‑pay vote at least once every six years.  The Board of Directors believes a triennial frequency (that is, every three years) is the appropriate frequency for the say‑on‑pay vote.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Seaboard Corporation determine, on an advisory basis, that the frequency of stockholder advisory votes on the compensation of Seaboard Corporation’s Named Executive Officers to be:

Choice 1 – every year;

Choice 2 – every two years; or

Choice 3 – every three years.

The advisory vote on the frequency of the say‑on‑pay vote is not binding on the Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining the frequency of future say‑on‑pay votes.

The particular choice among the three choices included in the resolution that receives the highest number of votes will be deemed the choice of the stockholders.

The Board of Directors recommends a vote FOR the selection of a triennial frequency (that is, Choice 3 – every three years) as the appropriate frequency for the say‑on‑pay vote.     Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.  Stockholders may choose among the three choices included in the resolution set forth above or may vote to abstain on the matter.

ITEM 4:  APPROVAL OF THE SEABOARD CORPORATION EXECUTIVE INCENTIVE PLAN

Introduction and Purpose of Proposal

Our Board recommends approval of the Seaboard Corporation Executive Incentive Plan, which we refer to as our Incentive Plan, for purposes of preserving our ability to fully deduct the compensation of certain executive officers under

Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code, which we refer to as Section 162(m), places a limit of $1,000,000 on our federal income tax deduction for compensation paid in a taxable year to certain of our Named Executive Officers.  There is an exception, however, that excludes from this limitation certain performance‑based compensation.  In particular, qualified performance‑based compensation is not subject to the deduction limit, and is therefore fully deductible if several conditions are met.  One of these conditions under Section 162(m) is that our stockholders initially approve both the material terms of the performance goals and certain maximum compensation limits for payments and benefits under the Incentive Plan.

Our Board has determined that it is in the best interests of the Company and our stockholders to maximize, to the extent reasonably practicable, the tax deductibility of all compensation paid to our executive officers.  The Board has determined, by resolution adopted on February 2, 2017, to submit the Incentive Plan to stockholders for their approval at this year’s Annual Meeting.  If the stockholders approve the Incentive Plan, all compensation attributable to amounts paid pursuant to the Incentive Plan in forthcoming periods will be eligible to be fully deductible for federal tax purposes, potentially generating additional tax savings for us.

Material Terms of the Performance Goals

Under Section 162(m), the material terms of the performance goals under the Incentive Plan that must be approved are (i) the class of employees eligible to receive compensation upon achievement of performance goals applicable to awards under the plan; (ii) the business criteria on which such performance goals may be based; and (iii) the maximum amount that may be paid to any employee upon achievement of the performance goals applicable to an award under the Incentive Plan.

Eligible Class

Persons eligible to be considered for awards under the Incentive Plan are our executive officers whose compensation is potentially subject to the tax deduction limitations of Section 162(m) and whom the Incentive Compensation Committee (the “Committee”) determines is eligible to participate in the Incentive Plan.  Before or at the time performance objectives are established for the “Incentive Period,” which is Seaboard’s fiscal year, January 1 – December 31, the Committee will designate in writing the executive officers who may be eligible to participate in the Incentive Plan, and who shall be participants for such Incentive Period.  At this time, it is anticipated that S. Bresky, T. Holton and D. Dannov will be selected to participate in the Incentive Plan.

Business Criteria

The business criteria that may be used to establish the Incentive Plan’s performance goals are:

(i) Earnings measures (either in the aggregate or on a per‑share basis), including or excluding one or more of interest, taxes, depreciation, amortization or other financial accounting measurements;
(ii) Operating profit (either in the aggregate or on a per‑share basis);
(iii) Operating income (either in the aggregate or on a per‑share basis);
(iv) Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per‑share basis);
(v) Net income or loss (either in the aggregate or on a per‑share basis);
(vi) Cash flow provided by operations, either in the aggregate or on a per‑share basis;

(vii) Cash flow returns, including cash flow returns on invested capital (cash flow from operating activities minus capital expenditures, the difference of which is divided by the difference between total assets and non‑interest bearing current liabilities);

(viii) Ratio of debt to debt plus equity;
(ix) Net borrowing;
(x) Credit quality or debt ratings;
(xi) Inventory levels, inventory turn or shrinkage;

(xii) Revenues;
(xiii) Free cash flow (either in the aggregate or on a per‑share basis);
(xiv) Reductions in expense levels, determined either on a Company‑wide basis or with respect to any one or more business units;
(xv) Operating and maintenance cost management and employee productivity;
(xvi) Gross margin;
(xvii) Return measures (including return on assets, investment, equity, or sales);
(xviii) Productivity increases;

(xix) Share price (including attainment of a specified per‑share price during an Incentive Period; growth measures and total stockholder return or attainment by the shares of a specified price for a specified period of time);

(xx) Growth or rate of growth of any of the above business criteria;

(xxi) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, customer satisfaction, and goals relating to acquisitions or divestitures;

(xxii) Preservation of Company or stockholder value during adverse business conditions;
(xxiii) Achievement of business or operational goals such as market share and/or business development; and/or
(xxiv) Accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions.

Maximum Payments

The Incentive Plan is designed to work in conjunction with the Company‑sponsored compensation arrangements already in existence. Under these other compensation arrangements and with respect to any executive officer whose compensation may be subject to the deductibility limitations under Section 162(m), the Committee determines the maximum payment for which such individual is eligible.  With respect to any compensation paid in cash, no participant’s payment under the Incentive Plan for any Incentive Period will exceed the lesser of 300 percent of the participant’s base annual salary as in effect on the last day of the most recently ended Company fiscal year or $3 million.

Plan Benefits

We cannot currently determine the benefits that are anticipated to be received by or allocated in the future to eligible participants under the Incentive Plan because awards under the Incentive Plan are to be determined in the sole discretion of the Incentive Compensation Committee.  However, current benefits granted to our directors, Named Executive Officers and all other employees would not have increased under the proposed Incentive Plan if it had been in effect.

GENERAL DESCRIPTION OF THE PLAN

The following is only a brief summary of the significant provisions of the Incentive Plan and is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached as Annex A to this proxy statement.

The purposes of the Incentive Plan is to provide both a framework for the Company’s executive incentive programs and secure the deductibility for Federal tax purposes of incentive compensation payable to certain of the Company’s executive officers. The Incentive Plan is designed to work in conjunction with the Company sponsored compensation arrangements already in existence.  If the Incentive Plan is adopted at this year’s annual meeting, the Incentive Plan would have to be re‑submitted for stockholder approval every fifth year following the year in which the Incentive Plan was approved. Material changes to the business criteria from which applicable performance goals may be established pursuant to the Incentive Plan would also require stockholder approval.

Among other things, the Incentive Plan requires our Incentive Compensation Committee or other committee of outside directors of the Company’s Board of Directors to establish specific performance goals that must be accomplished within a specific Incentive Period, to establish target objective(s) with respect to such goals, and to use an objective formula or method for computing the participant’s performance compensation if the goals are met. The Incentive Plan also requires that the goals, objectives and compensation formulae/methods be (i) established within the first quarter of the Incentive Period (unless the Incentive Period is longer than one year in which case such goals, objectives and compensation formulae/methods must be established within the first 90 days of such period); and (ii) established such that the outcome of the goal or objective is substantially uncertain at the time the Committee establishes the goal or objective.

As soon as practicable after the end of each Incentive Period, the Committee will certify in writing (except where not required by Section 162(m)) the extent to which the established performance goals have been satisfied, including the specific target objective or objectives and the satisfaction of any other material terms of the award.  The Committee will then calculate the amount of each participant’s award earned for the Incentive Period based upon the performance goals, objectives and computation formulae or methods for such recently ended Incentive Period.  Unless the Committee elects to amend an award so that it no longer qualifies for the performance‑based compensation exception under Section 162(m) and is no longer subject to the Incentive Plan, the Committee may not increase the amount of any participant’s award but may reduce the amount of or eliminate altogether the participant’s right to payment of any award if the Committee determines that such a reduction or elimination is appropriate in order to reflect the participant’s performance or unanticipated factors.

Any payments made by the Company under the Incentive Plan will be made as soon as practicable after the end of each Incentive Period and after the Committee has certified in writing that the relevant performance goals were achieved.  Generally, unless otherwise required by applicable law, a participant must be employed at the time of payment to be eligible to receive a payment under the Incentive Plan.

The Company is only eligible to deduct the performance compensation that is otherwise subject to the limitations of Section 162(m) if all of the requirements of the Incentive Plan are met.

Vote Required

Approval of the proposal to adopt the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.  Abstentions will have the same effect as votes against the proposal.  Non‑voted shares will not be considered in attendance for the vote on this proposal.  Brokers may not use their discretionary voting authority with respect to this proposal.

Recommendation of our Board of Directors

The Board of Directors recommends a vote FOR the approval of the Seaboard Corporation Executive Incentive Plan.

ITEM 5: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of KPMG LLP as Seaboard’s independent auditors to audit the books, records and accounts of Seaboard for the year ending December 31, 2017. Stockholders will have an opportunity to vote at the annual meeting on whether to ratify the Audit Committee’s decision in this regard. Seaboard has been advised by KPMG LLP that neither it nor any member or associate has any relationship with Seaboard or with any of its affiliates other than as independent accountants and auditors.

Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. Submission to the stockholders of the selection of independent auditors is not required by Seaboard’s bylaws.

It is anticipated that a representative of KPMG LLP will be present at the annual meeting, and will have an opportunity to make a statement or respond to questions.

The Board of Directors recommends that you vote for ratifying the appointment of KPMG LLP as the independent auditors of Seaboard for the year ending December 31, 2017.

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Seaboard’s annual financial statements for 2016 and 2015, and fees billed for other services rendered by KPMG LLP during such years.

Type of Fee	2016	2015
Audit Fees (1)	$ 2,632,884	$ 2,638,370
Audit-Related Fees (2)	59,200	42,221
Tax Fees (3)	272,864	185,813
All Other Fees	103,058	- 0 -

(1)

Audit Fees, including those for statutory audits, include the aggregate fees paid by us during 2016 and 2015 for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal controls over financial reporting, and the review of financial statements included in our quarterly reports on Form 10‑Q.

(2)

Audit‑Related Fees include the aggregate fees paid by us during 2016 and 2015 for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees.

(3)

Tax Fees include the aggregate fees paid by us during 2016 and 2015 for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including tax audit support and transfer pricing studies.

Pre‑Approval of Audit and Permissible Non‑Audit Services

The Audit Committee has established a policy to pre‑approve all audit and permissible non‑audit services. Prior to the engagement of the independent auditor, the Audit Committee pre‑approves the services by category of service. Fees are estimated and the Audit Committee requires the independent auditor and management to report actual fees, as compared to budgeted fees by category of service. The Audit Committee has delegated pre‑approval authority to the Audit Committee Chairman for engagements of less than $25,000. For informational purposes only, any pre‑approval decisions made by the Audit Committee Chairman are reported at the Audit Committee’s next scheduled meeting. The percentage of audit‑related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal 2016 was 100 percent of the total fees incurred.

Audit Committee Report to Stockholders

The Audit Committee of Seaboard is comprised of three directors who are “independent,” as defined by the NYSE MKT listing standards, and operates under a written charter. The Audit Committee Charter is available on Seaboard’s website at www.seaboardcorp.com.

The Audit Committee has reviewed the audited financial statements for fiscal year 2016 and discussed them with management and with the independent auditors, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

The Audit Committee has reviewed the independent auditors’ fees for audit and non‑audit services for fiscal year 2016. The Audit Committee considered whether such non‑audit services are compatible with maintaining independent auditor independence and has concluded that they are compatible at this time.

Based on its review of the audited financial statements and the other materials referred to above and the various discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Seaboard’s Annual Report on Form 10‑K for the year ended December 31, 2016.

The foregoing has been furnished by the Audit Committee:

Douglas W. Baena (Chair)	David A. Adamsen	Edward I. Shifman, Jr.

OTHER MATTERS

The notice of meeting provides for the election of directors, the advisory say‑on‑pay vote, the advisory vote on the frequency of the say‑on‑pay vote, approval of the Seaboard Corporation Executive Incentive Plan, the selection of independent auditors and for the transaction of such other business, as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.

Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reports furnished to Seaboard and written representations that no other reports were required, Seaboard believes that during fiscal 2016, all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for directors and executive officers of Seaboard and beneficial owners of more than 10 percent of Seaboard’s common stock have been timely filed.  However, S. Bresky was late in filing a report on Form 4 in 2009 and 2011 to report two transactions involving the reorganization of the Bresky family’s ownership of Seaboard common stock: (i) the June 15, 2009 transfer of 428,122.55 shares by Seaboard Flour LLC to SFC Preferred LLC, each of which is managed solely by S. Bresky and is owned by members of the Bresky family directly or through various trusts for their benefit; and (ii) the December 10, 2011 appointment of S. Bresky as trustee of a trust established by his mother for the benefit of members of the Bresky family.

STOCKHOLDER PROPOSALS

It is anticipated that the 2018 annual meeting of stockholders will be held on April 23, 2018. Any stockholder who intends to present a proposal at the 2018 annual meeting must deliver the proposal to Seaboard at 9000 West 67th Street, Merriam, Kansas 66202, Attention: David M. Becker by the applicable deadline below:

•

If the stockholder proposal is intended for inclusion in Seaboard’s proxy materials for that meeting, Seaboard must receive the proposal no later than November 10, 2017. Such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

•	If the stockholder proposal is to be presented without inclusion in Seaboard’s proxy materials for that meeting, Seaboard must receive the proposal no later than January 24, 2018.

Proxies solicited in connection with the 2018 annual meeting of stockholders will confer on the appointed proxies’ discretionary voting authority to vote on stockholder proposals that are not presented for inclusion in the proxy materials, unless the proposing stockholder notifies Seaboard by January 24, 2018 that such proposal will be made at the meeting.

FINANCIAL STATEMENTS

The consolidated financial statements of Seaboard for the fiscal year ended December 31, 2016, together with corresponding consolidated financial statements for the fiscal year ended December 31, 2015, are contained in the Annual Report which is mailed to stockholders with this proxy statement. The Annual Report is not to be regarded as proxy solicitation material.

ADDITIONAL INFORMATION

Any stockholder desiring additional information about Seaboard and its operations may, upon written request, obtain a copy of Seaboard’s Annual Report to the Securities and Exchange Commission on Form 10‑K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Merriam, Kansas 66202. Seaboard’s Annual Report to the Securities and Exchange Commission on Form 10‑K is also available on Seaboard’s Internet website at www.seaboardcorp.com.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single package of these materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

We have adopted a “householding” procedure that you may wish to follow. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, call Shareholder Relations at (913) 676‑8800 or send written instructions to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Merriam, Kansas 66202. If you no longer wish to participate in householding (and instead wish that each stockholder sharing the same address with you receives a complete set of proxy materials), you must provide written notification to Shareholder Relations to withhold your consent for householding. We will act in accordance with your wishes within 30 days after receiving such notification.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

ANNEX A

SEABOARD CORPORATION EXECUTIVE INCENTIVE PLAN

1.	OBJECTIVE

The Seaboard Corporation Executive Incentive Plan (the “Incentive Plan” or “Plan”) is designed to secure the full deductibility of bonus compensation payable by Seaboard Corporation (the “Company”) to any executive officer (collectively the “Covered Employees”) whose compensation is potentially subject to the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  All compensation payable hereunder to such Covered Employees is intended to qualify as “performance‑based compensation” as described in Code Section 162(m)(4)(C).

2.	ELIGIBILITY AND PARTICIPATION

Only those Covered Employees of the Company who are selected by the Incentive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall be eligible to participate in the Incentive Plan.  Before or at the time performance objectives are established for an “Incentive Period,” as defined below, the Committee will designate in writing which Covered Employees are among those who may be eligible to participate in the Incentive Plan, and shall in fact be participants for such Incentive Period.

3.	APPLICABILITY TO COMPANY PERFORMANCE AWARDS AND COMPANY PLANS

The Plan shall serve as a Code Section 162(m) “platform” or “umbrella” plan such that, to the maximum extent permitted by law, this Plan applies to all forms and types of compensatory arrangements, awards, programs or plans sponsored or maintained by the Company (the “Awards”).  To the extent applicable and not inconsistent with the terms of any other Company‑sponsored compensation plan, with the Board’s and Company stockholders’ approval of this Incentive Plan, the terms and conditions of this Plan shall supplement such other Company‑sponsored compensation arrangements and Awards.

4.	PLAN YEAR, INCENTIVE PERIODS AND INCENTIVE OBJECTIVES

The applicable performance period (the “Incentive Period”) for the Incentive Plan shall be the Company’s fiscal year beginning on January 1 and ending on December 31.

Before the earlier of the 90th day of each Incentive Period or the day on which 25 percent of the Incentive Period has elapsed, the Committee shall establish in writing, with respect to such Incentive Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of performance compensation payable to each participant under the Incentive Plan if the performance goals are attained.  Notwithstanding the immediately preceding sentence, for any Incentive Period, such goals, objectives and compensation formulae or methods must be established such that the outcome of the goal or objective is substantially uncertain at the time the Committee actually establishes the goal or objective.

Any type of Award that is eligible to be granted under the Plan may be granted to officers and employees as awards intended to satisfy the requirements of “performance‑based compensation” within the meaning of Code Section 162(m) (“Performance Awards”).  The specific performance goals for Performance Awards shall be established, on an absolute or relative basis, based on one or more of the following business criteria (“Business Criteria”) for the Company on a segregated or consolidated basis, or for one or more of the Company’s subsidiaries, segments, divisions, or business units, as selected by the Committee:

(i)Earnings measures (either in the aggregate or on a per‑Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or other financial accounting measurements;

(ii)Operating profit (either in the aggregate or on a per‑Share basis);

(iii)Operating income (either in the aggregate or on a per‑Share basis);

(iv)Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per‑Share basis);

(v)Net income or loss (either in the aggregate or on a per‑Share basis);

(vi)Cash flow provided by operations, either in the aggregate or on a per‑Share basis;

(vii)

Cash flow returns, including cash flow returns on invested capital (cash flow from operating activities minus capital expenditures, the difference of which is divided by the difference between total assets and non‑interest bearing current liabilities);

(viii)Ratio of debt to debt plus equity;

(ix)Net borrowing;

(x)Credit quality or debt ratings;

(xi)Inventory levels, inventory turn or shrinkage;

(xii)Revenues;

(xiii)Free cash flow (either in the aggregate or on a per‑Share basis);

(xiv)Reductions in expense levels, determined either on a Company‑wide basis or with respect to any one or more business units;

(xv)Operating and maintenance cost management and employee productivity;

(xvi)Gross margin;

(xvii)Return measures (including return on assets, investment, equity, or sales);

(xviii)Productivity increases;

(xix)Share price (including attainment of a specified per‑Share price during the Incentive Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(xx)Growth or rate of growth of any of the above Business Criteria set forth in this Section;

(xxi)Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, customer satisfaction, and goals relating to acquisitions or divestitures;

(xxii)Preservation of Company or shareholder value during adverse business conditions;

(xxiii)Achievement of business or operational goals such as market share and/or business development; and/or

(xxiv)Accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions;

provided that applicable Business Criteria may be applied on a pre‑ or post‑tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, nonrecurring gain or loss.  As established by the Committee, the Business Criteria may include, without limitation, GAAP and non‑GAAP financial measures. In addition to the foregoing Business Criteria, the Business Criteria shall also include any performance goals which are set forth in any other Company bonus, incentive or other compensation‑related plan, if any, which has been approved by the Company’s stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

Target levels for Awards are determined by the Committee.  To the extent consistent with the goal of providing for deductibility under Code Section 162(m), performance goals may be based upon a participant’s attainment of personal objectives with respect to any of the above‑listed Business Criteria.  Measurements of the Company’s or a participant’s performance against the performance goals established by the Committee shall be objectively determinable.

5.	DETERMINATION OF AMOUNTS OF AWARDS EARNED

As soon as practicable after the end of each Incentive Period, the Committee shall certify, in writing (unless Code Section 162(m) does not require certification in writing), to what extent the Company and the participant(s) have achieved the performance goal or goals for such Incentive Period, including the specific target objective or objectives and the satisfaction of any other material terms of the Award, and the Committee shall calculate the amount of each participant’s Award earned for such Incentive Period based upon the performance goals, objectives and computation formulae or methods for such Incentive Period.  Unless the Committee elects to amend an Award so that it no longer qualifies for the performance‑based compensation exception under Code Section 162(m) and is no longer subject to this Plan, the Committee shall have no discretion to increase the amount of any participant’s Award, but may reduce the amount of or totally eliminate such Award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant’s performance or unanticipated factors.

With respect to any compensation paid in cash, no participant’s payment under this Incentive Plan for any Incentive Period that is a calendar year shall exceed the lesser of 300 percent of the participant’s base annual salary as in effect on the last day of the most recently ended Company fiscal year, or $3 million.

6.	PAYMENT OF AWARDS

Subject to the payment provisions of this Section 6, approved Awards shall be payable by the Company to each participant, or to such participant’s estate in the event of his death, as soon as practicable after the end of each Incentive Period, and after the Committee has certified in writing that the relevant performance goals were achieved.

An Award that would otherwise be payable to a participant who is not employed by the Company or one of its subsidiaries on the last day of an Incentive Period shall be paid in accordance with rules and regulations adopted by the Committee for the administration of the Incentive Plan or any other agreement between the Company and the participant.

Unless the Company has adopted a deferred compensation plan and the participant has made a valid deferral election under such plan, all payments under this Plan are intended to be exempt from Code Section 409A pursuant to the “short‑term deferral” exception provided in Treasury Regulation Sections 1.409A 1(b)(4) and the Plan will be interpreted to achieve this result.  Accordingly, all payments under this Plan will be paid no later than March 15 of the calendar year following the year in which a participant’s right to a payment under this Plan is no longer subject to a substantial risk of forfeiture.  In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.

7.	OTHER TERMS AND CONDITIONS

Unless otherwise permitted under Code Section 162(m), no Awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Incentive Plan, including the Business Criteria described above in Section 4 of the Incentive Plan, are disclosed to the Company’s stockholders and are approved by the stockholders by a majority of votes cast in person or by proxy (including abstentions, to the extent that abstentions are counted as voting under applicable state law).  As determined appropriate by the Company and as necessary for certain payments of compensation to remain exempt from Code Section 162(m)’s deduction limitation, the Incentive Plan will be submitted to the stockholders for re‑approval if the Business Criteria stated above in Section 4 are materially changed and, in any event, will be submitted to be reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Business Criteria.

No person shall have any legal claim to be granted an Award under the Incentive Plan and the Committee shall have no obligation to treat participants uniformly.  Except as may be otherwise required by law, Awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary.  Cash Awards under the Incentive Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

Neither the Incentive Plan nor any action taken under the Incentive Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any participant’s compensation at any level.

The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes, or any amounts owed by the executive of the Company or any of its subsidiaries.

By participating in the Incentive Plan, each participant is deemed to have acknowledged that any amount paid pursuant to the Incentive Plan may be subject to certain provisions of the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd‑Frank”) that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws.  By participating in the Plan, each participant agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company with respect to any compensation paid that is forfeitable or recoverable by the Company pursuant to Dodd‑Frank and in accordance with any Company policies and procedures adopted by the Committee in order to comply with Dodd Frank, as the same may be amended from time to time.

8.	ADMINISTRATION

All members of the Committee shall be persons who qualify as “outside directors” as defined under Code Section 162(m).  Until changed by the Board, the Incentive Compensation Committee of the Board shall constitute the Committee hereunder.

The Committee shall have full power and authority to administer and interpret the provisions of the Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee deems necessary or advisable.

Except with respect to matters which, under Section 162(m)(4)(C) of the Code, are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Incentive Plan, subject to the Incentive Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof, company counsel (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time.  Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Code Section 162(m) may be made by the Committee.  No amendment may be made to the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 4, or the maximum Award amount payable to any participant without stockholder approval, unless stockholder approval is not required in order for compensation paid to Covered Employees to constitute qualified performance‑based compensation under Code Section 162(m).

No member of the Committee shall be liable for any action taken or omitted to be taken, or for any determination made by him or her in good faith with respect to the Incentive Plan and the Company shall indemnify and hold harmless each member of the Committee in accordance with the Company’s Certificate of Incorporation and By‑Laws as the same may be amended from time to time, and any indemnification agreement between the Company and such member of the Committee.

The rules, regulations and rights relating to the Incentive Plan shall be determined solely in accordance with the laws of the State of Delaware.

SEABOARD	Shareowner Services
CORPORATION	P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/seb Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2017.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2017.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Items 2, 4 and 5 and Item 3 will be voted for 3 YEARS.

1. Election of directors:	01 Steven J. Bresky	04 Edward I. Shifman Jr	☐ Vote FOR	☐ Vote WITHHELD
	02 David A. Adamsen	05 Paul M. Squires	all nominees	from all nominees
	03 Douglas W. Baena		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Vote to approve the compensation of the named executive officers, as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders.		☐ For	☐ Against	☐ Abstain

3. Vote to determine the frequency of the stockholder advisory votes to approve the compensation of the named executive officers.	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4. Approve the Seaboard Corporation Executive Incentive Plan.		☐ For	☐ Against	☐ Abstain

5. Ratify the appointment of KPMG LLP as independent auditors of the Company		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SEABOARD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 24, 2017

SEABOARD CORPORATION	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 24, 2017

The undersigned hereby appoints Steven J. Bresky and Robert L. Steer and each of them, proxies with full power of substitution, to vote as designated below, on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Seaboard Corporation (the “Company”) on April 24, 2017, and any adjournments thereof, with all power that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE DIRECTORS, “FOR” ITEMS 2, 4 AND 5, AND ITEM 3 WILL BE VOTED FOR “3 YEARS.”

See reverse for voting instructions.